Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-162171 on Form F-3 and in the Registration Statement No. 333-158212 on Form F-3 of our report dated May 21, 2010, relating to the financial statements of Nordic American Tanker Shipping Limited and the effectiveness of Nordic American Tanker Shipping Limited's internal control over financial reporting, appearing in this Annual Report on Form 20-F of Nordic American Tanker Shipping Limited for the year ended December 31, 2009.

/s/ Deloitte AS

Deloitte AS
Oslo, Norway
May 21, 2010